CONSENT TO MODIFICATIONS

This Consent to Modifications, dated April 19, 2010, is given and agreed to by the “Purchasers” under the Fifth Amended and Restated Note and Warrant Purchase Agreement by and among the Purchasers, Integral Vision, Inc., a Michigan corporation (the "Company"), and J. M. Warren Law Offices, P.C., as Agent.

Factual Statements

A.
The undersigned is a Purchaser under the Fifth Amended and Restated Note and Warrant Purchase Agreement (as modified December 15, 2008, January 28, 2009, June 10, 2009,  June 23, 2009, and September 16, 2009), dated effective as of the date of execution by such Purchaser, for the purchase of the Notes and Warrants of the Company (the “Purchase Agreement”).

B.
The Company intends to ask shareholders at its next shareholders meeting to approve a one (1) for ten (10) reverse stock split of its Common Stock or Shares.  This reverse stock split is part of its plan to encourage greater interest in its shares among members of the financial community and the investing public and possibly create a more liquid market for the Company’s shareholders with respect to those shares presently held by shareholders and issuable to Note and Warrant holders.  Warrants issued and issuable to Note holders need to be amended to allow this reverse stock split.

C.
Limitations on equity security which can be issued by the Company under employee compensation plans have not been raised since March 2008.  Since then, the Company has been required to raise funds to maintain operations by issuing equity securities which have diluted the interest of key officers and employees in the future potential of the Company.  It is in the interest of the shareholders and Note and Warrant holders to allow the Company to issue additional equity securities under its employee compensation plans to restore the incentive compensation for the Company’s key officers and employees to the levels that were set in March 2008.

D.
The parties to this Purchase Agreement, wish to modify certain portions of the Fifth Amended and Restated Note and Warrant Purchase Agreement and Warrants (issued and issuable) to accommodate the proposals outlined above.  This shall be accomplished by attaching said changes to the Purchase Agreement in the form of an addendum to the Purchase Agreement and by attaching an Amendment to Warrants that have already been issued – with said “warrant amendment” attached hereto as Exhibit A.  Warrants issued by the Company after the effective date of this Consent to Modifications will incorporate the modifications herein.

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Agreement

1.	Modifications. The undersigned agree to the modifications to the Purchase Agreement as follows:

Section 1. (d).: This section shall be amended by adding a fourth paragraph which states as follows:

The number of Shares that each Warrant holder is entitled to receive pursuant to this section and the exercise price for such Shares shall be adjusted in the event the Company issued stock dividends, recapitalizes, etc. as follows:

In the event the Company shall, after the issuance of any Class 2 Note that is currently accruing Warrants, issue any shares of Common Stock (i) by stock dividend or any other distribution upon the stock of the Company payable in Common Stock or in securities convertible into or exercisable for shares of Common Stock or (ii) in subdivision of its outstanding Common Stock, by reclassification or otherwise, the current exercise price then in effect shall be reduced proportionately and the number of shares of Common Stock for which accrued Warrants are exercisable shall also be proportionately increased so that the percentage of the Company’s outstanding capital stock for which accrued Warrants are exercisable will remain unchanged; and, in like manner, in the event of any combination of shares of Common Stock, by reclassification or otherwise, the current exercise price then in effect shall be increased proportionately and the number of shares of Common Stock for which accrued Warrants are exercisable shall also be proportionately decreased so that the percentage of the Company’s outstanding capital stock for which accrued Warrants are exercisable will remain unchanged.  An adjustment made pursuant to this paragraph shall become retroactively effective immediately after the record date in the case of a dividend or other distribution and shall become retroactively effective immediately after the effective date in the case of a subdivision or combination.  Retroactively shall mean that such adjustment shall be made to both the accrued Warrants earned to the record date or the effective date as set forth in the previous sentence and to Warrants that may accrue in the future.

Section 4.15. Stock Ownership. The following shall replace the current section in its entirety:

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The authorized capital stock of the Company consists of (i) 90,000,000 shares of Common Stock, without par value, of which 34,333,409 shares are outstanding, and (ii) 400,000 shares of Preferred Stock (though 7,000 shares of preferred stock are retired), without par value, none of which are outstanding. Such outstanding shares of Common Stock are duly authorized, validly issued and outstanding and fully paid and nonassessable.  Except for the Warrants, the warrants to purchase 7.0 million shares of the Company issued to investors who purchased 7 million shares of the Company in April 2005 [“PIPE Investors”], the Class 3 Notes, and options to purchase shares of Common Stock granted to employees, directors or agents of the Company pursuant to the Company's stock option plans, there are no outstanding options, warrants, rights, convertible securities or other agreements or plans under which the Company may become obligated to issue, sell or transfer shares of its capital stock or other securities.

Section 8.11.:  Limitations on equity securities which may be issued under employee compensation plans.  The following shall replace the current section in its entirety:

Issue restricted stock bonuses, new stock options, or link other bonus plans to the change in the price of its Common Stock to its current employees, officers, or directors (current employees, officers, or directors being defined as any individuals that were engaged in such capacities at any time from January 1, 2007 to the effective date of this Consent to Modifications for this section) outside of the 2004 Employee Stock Option Plan and the 2008 Integral Vision, Inc. Equity Incentive Plan as amended (collectively, the “Plans”) or have net awards from the “Plans” in the amount exceeding Eight Million Three Hundred Twenty Eight Thousand (8,328,000) issued or issuable shares of its Common Stock as adjusted for recapitalization or reorganization pursuant to the Plans without approval of the majority of the Note holders until all Class 2 Notes are repaid (where net awards is defined as all of the issued or issuable shares granted/awarded pursuant to the Plans less the issuable share grants/awards which have been surrendered, cancelled, or forfeited).

Exhibit D: The first paragraph of this exhibit shall be amended deleting the words “the lower of” before the specified price per share (“$______”) and replacing the phrase “or (ii) the price determined according to Section 2.2(a) hereof” after the specified price per share (“$______”) with the phrase as follows: “subject to adjustment according to Section 2.2 hereof.”

Additionally, Section 2.2(b) of Exhibit D shall be replaced in its entirety with as follows:

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(b) Adjustments for Stock Dividends, Recapitalization. etc. In the event the Company shall, after the Closing Date, issue any shares of Common Stock (i) by stock dividend or any other distribution upon the stock of the Company payable in Common Stock or in securities convertible into or exercisable for shares of Common Stock or (ii) in subdivision of its outstanding Common Stock, by reclassification or otherwise, the current exercise price then in effect shall be reduced proportionately and the number of shares of Common Stock for which this Warrant is exercisable shall also be proportionately increased so that the percentage of the Company’s outstanding capital stock for which this Warrant is exercisable will remain unchanged; and, in like manner, in the event of any combination of shares of Common Stock, by reclassification or otherwise, the current exercise price then in effect shall be increased proportionately and the number of shares of Common Stock for which this Warrant is exercisable shall also be proportionately decreased so that the percentage of the Company’s outstanding capital stock for which this Warrant is exercisable will remain unchanged. An adjustment made pursuant to this Section 2.2(b) shall become effective retroactively immediately after the record date in the case of a dividend or other distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

2.
Modifications.  The undersigned agrees to the modifications of all Warrants issued to the undersigned as specified in the Amendment to Warrants attached hereto as Exhibit A and agrees to attach said Exhibit A to each Warrant issued to the undersigned.

3.
Voluntary and Informed Execution.  THE PARTIES ACKNOWLEDGE THAT THEY HAVE HAD AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL WITH RESPECT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND THAT THE MODIFICATIONS SET FORTH HEREIN WERE KNOWINGLY AND VOLUNTARILY MADE.

4.	Effective Dates.

The amendment to Section 4.15. and Section 8.11. of the Purchase Agreement shall be effective on the date that the majority of the holders of the Notes and Shares currently outstanding under said Purchase Agreement, the Company (as authorized by its Board of Directors), and the Agent have signed this Consent to Modification.

The amendment to Section 1.(d). and Exhibit D of the Purchase Agreement shall be effective on the date that all of the holders of current Class 2 Notes and the majority of the holders of the Notes and Shares currently outstanding under said Purchase Agreement, the Company (as authorized by its Board of Directors), and the Agent have signed this Consent to Modification.

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The amendment to outstanding Warrants shall be effective on the date that all of the current holders of Warrants and the majority of the holders of the Notes and Shares currently outstanding under said Purchase Agreement, the Company (as authorized by its Board of Directors), and the Agent have signed this Consent to Modification.

Signed:

/s/ Charles J. Drake
Charles J. Drake (personally)

Signed:

J. M. Warren Law Offices, P.C., as Agent

/s/ J. Michael Warren
J. Michael Warren

Signed:

Charlevoix Drive Properties, LLC

/s/ Max A. Coon
Max A. Coon, Member

Signed:

Edward J. Carney, Trustee of the Carney Trust, dated March 22, 1994

/s/ Edward J. Carney
Edward J. Carney, Trustee

Signed:

Susan W. Pillsbury, Trustee, Susan W. Pillsbury Revocable Trust dtd 03-13-1998

/s/ Susan W. Pillsbury
Susan W. Pillsbury, Trustee

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Signed:

Michael H. Kiely

Michael H. Kiely, Beneficiary (directed IRA account)
TD Ameritrade, Inc., Custodian for Michael H. Kiely, Account # 370-91506

Michael H. Kiely, Trustee for the Michael Hughes Kiely Family Trust, dated November 4, 1986

/s/ Michael H. Kiely
Michael H. Kiely
(Personally, as Trustee for Michael Hughes Family Trust, and as Beneficiary for his IRA)

Signed:

Maria P. Kiely, Beneficiary (for her directed IRA Account)
TD Ameritrade, Inc., Custodian for Maria P. Kiely, Account # 370-91507

/s/ Maria P. Kiely
Maria P. Kiely
(as Beneficiary for her IRA)

Signed:

John R. Kiely, III

John R. Kiely, III Trust dated May 22, 2007,
John R. Kiely, III, Trustee

John R. & Margaret Lee Kiely Revocable Trust,
John R. Kiely, III, Trustee

Michael Hughes Kiely Family Trust, dated November 4, 1986,
John R. Kiely, III, Trustee

/s/ John R. Kiely, III
John R. Kiely, III
In his respective capacities

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Signed:

/s/ P. Robert Klonoff	/s/ Susan J. Klonoff
P. Robert Klonoff	Susan J. Klonoff

The Klonoff Company, Inc.

/s/ P. Robert Klonoff
P. Robert Klonoff, its President

Signed:

Dale R. Kehoe

Dale Renee Kehoe, Trustee, Dale Renee Kehoe Living Trust

/s/ Dale Renee Kehoe	/s/ Dale R. Kehoe
Dale Renee Kehoe, Trustee	Dale R. Kehoe, (personally)

Signed:

Dean Witter Reynolds	Industrial Boxboard Company
Custodian for John N. Hunter	John N. Hunter, its General Partner
IRA Rollover dtd 3-30-2000	2249 Davis Court
MSDW Account #112-014301	Hayward, CA 94545
245 Lytton Avenue, Suite 200
Palo Alto, CA 94301

J.N. Hunter and J.A. Hunter, Trustees
Industrial Boxboard Corporation
Profit Sharing Plan and Trust	by /s/ J.N. Hunter
(July 1, 1989 Restatement and	J.N. Hunter, in his capacities as
subsequent restatements)	Beneficial Owner of the IRA Rollover,
2249 Davis Court	Trustee of the Profit Sharing Plan,
Hayward, CA 94545	and General Partner of the Industrial
Boxboard Company

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Exhibit A

Amendment to Warrants

This warrant is hereby modified by this amendment as follows:

The first paragraph of this warrant shall be amended deleting the words “the lower of” before the specified price per share (either $0.25 or $0.15) and replacing the phrase “or (ii) the price determined according to Section 2.2(a) hereof” after the specified price per share (either $0.25 or $0.15) with the phrase as follows: “subject to adjustment according to Section 2.2 hereof.”

Additionally, Section 2.2(b) of this Warrant shall be amended by replacing said Section 2.2(b) in its entirety with as follows:

(b) Adjustments for Stock Dividends, Recapitalization. etc. In the event the Company shall, after the Closing Date, issue any shares of Common Stock (i) by stock dividend or any other distribution upon the stock of the Company payable in Common Stock or in securities convertible into or exercisable for shares of Common Stock or (ii) in subdivision of its outstanding Common Stock, by reclassification or otherwise, the current exercise price then in effect shall be reduced proportionately and the number of shares of Common Stock for which this Warrant is exercisable shall also be proportionately increased so that the percentage of the Company’s outstanding capital stock for which this Warrant is exercisable will remain unchanged; and, in like manner, in the event of any combination of shares of Common Stock, by reclassification or otherwise, the current exercise price then in effect shall be increased proportionately and the number of shares of Common Stock for which this Warrant is exercisable shall also be proportionately decreased so that the percentage of the Company’s outstanding capital stock for which this Warrant is exercisable will remain unchanged. An adjustment made pursuant to this Section 2.2(b) shall become effective retroactively immediately after the record date in the case of a dividend or other distribution and shall become effective immediately after the effective date in the case of a subdivision or combination

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